PLS CPA, A PROFESSIONAL CORP.

t4725 MERCURY STREET #210 tSAN DIEGO tCALIFORNIA 92111t

tTELEPHONE (858)722-5953 tFAX (858) 761-0341  tFAX (858) 433-2979

tE-MAIL changgpark@gmail.com t

April 29, 2013

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Amendment No. 2 to form S-1/A of our review report dated April 23, 2013, with respect to the unaudited interim financial statements of Online Secretary, Inc. included in Amendment No. 2 to form S-1/A for the period ended March 31, 2013. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ PLS CPA

____________________________

PLS CPA, A Professional Corp.

San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board